Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	July 20, 2009

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2009 as-reported earnings of approximately $1.13 per share and operational earnings of approximately $1.22 per share compared to as-reported results of $1.37 per share and operational results of $1.46 per share in second quarter 2008.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. As-reported earnings in second quarter 2009 will include a special item at Entergy Nuclear for spin-off dis-synergies. Utility, Parent & Other second quarter results in both 2008 and 2009 will include a special item for expenses for outside services to pursue the non-utility nuclear spin-off.

The decrease in second quarter 2009 operational earnings is due primarily to lower results at Entergy Nuclear compared to second quarter 2008.

Entergy Nuclear

The quarter-over-quarter decrease in operational earnings at Entergy Nuclear is attributed to lower revenue primarily due to additional planned and unplanned outages and recognition of a significant impairment recorded in the current period on certain decommissioning trust investments. Planned refueling outages occurring at Indian Point 3, Palisades and Pilgrim totaled 78 days in the second quarter compared to 19 refueling outage days at Indian Point 2 a year ago. Also contributing to the decrease was lower revenue amortization for the Palisades below-market Power Purchase Agreement. Lower revenue was partially offset by lower operation and maintenance expense.

Utility, Parent & Other

Utility, Parent & Other operational results in second quarter 2009 were modestly lower compared to earnings in second quarter 2008 due primarily to lower net revenue and higher expenses that offset the benefit of lower planned income tax expense during the quarter. Lower net revenue at the Utility was driven primarily by a $13 million after-tax charge associated with a May 2009 Federal Energy Regulatory Commission Order.

Entergy Non-Nuclear Wholesale Assets

Entergy's non-nuclear wholesale assets business results improved primarily as a result of lower planned income tax expense during the quarter.

Earnings Guidance

As a result of financial market conditions resulting in recognition of additional decommissioning trust impairments, and further decline in power prices for Entergy Nuclear's open position, Entergy revised its 2009 as-reported earnings guidance to a range of $6.00 to $6.60 per share. The revised as-reported estimate incorporates $0.06 per share year-to-date spin-off expenses for outside services in addition to the special item previously reflected for spin-off dis-synergies in the amount of $0.14 per share. Entergy revised its 2009 operational earnings guidance to a range of $6.20 to $6.80 per share.

Entergy had previously indicated that should the current economic climate and power prices on Entergy Nuclear's open position persist for the balance of 2009, earnings could approach the lower end of the guidance ranges of $6.56 to $7.16 per share on an as-reported basis and $6.70 to $7.30 per share on an operational basis.

With the significant impairment in second quarter 2009 on certain decommissioning trust investments, year-to-date impairments are nearly $0.25 per share. Entergy noted that its earnings guidance does not incorporate assumptions reflecting decommissioning asset performance as financial market outcomes are outside of its control and difficult to predict, particularly the broader financial markets in uncertain times. Though other companies treat such impairments as a special item, Entergy reports these impairments within operational results.

In addition, power prices on Entergy Nuclear's open energy position declined significantly during the second quarter, averaging in the low-$30/MWh range. Current market conditions as reflected in published power prices suggest pricing around the mid-$30/MWh range for the balance of the year. Entergy's earnings guidance had assumed $58/MWh average for unsold energy based on published market prices at the end of 2008.

A teleconference will be held at 10:00 a.m. CT on Tuesday, August 4, 2009, to discuss Entergy's second quarter 2009 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 4219567, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 4219567.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $13 billion and approximately 14,700 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2008, (ii) Entergy's Form 10-Q for the quarter ended March 31, 2009, and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.